Exhibit 11.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Offering Statement of Landa App 2 LLC on Form 1-A Amendment No. 9 of our report dated April 27, 2022, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the combined financial statements of Landa App 2 LLC in total and for each series of the Landa App 2 LLC, Landa Series 126 Wildwood Road, Landa Series 137 Spring Valley Circle, Landa Series 2174 Scarbrough Road, Landa Series 303 Kellys Walk, Landa Series 3192 Lake Monroe Road, Landa Series 4085 Springvale Way, Landa Series 45 Robertford Drive, (collectively the “Company”), as of December 31, 2021, and for the period June 15, 2021 (inception) to December 31, 2021, which report appears in the Offering Statement, which is part of this Offering Circular. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

December 6, 2022